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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*

                            PHOTOELECTRON CORPORATION
                         ------------------------------
                                (Name of Issuer)

                                 COMMON SHARES
                         ------------------------------
                         (Title of Class of Securities)

                                  719320103
                         ------------------------------
                                 (CUSIP Number)

                                    11/20/00
                         ------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






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CUSIP No. 719320103
      1.      Names of Reporting Persons.
              Generic Trading of Philadelphia, LLC
              I.R.S. Identification Nos. of above persons (entities only)
              IRS #133963802
-------------------------------------------------------------------------------
      2.      Check the Appropriate Box if a Member of a Group
              (See Instructions)

              (a)   -----------------------------------------------------------
              (b)   -----------------------------------------------------------
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      3.      SEC Use Only
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      4.      Citizenship or Place of Organization   Delaware
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Number of            5.  Sole Voting Power   425,100
Shares               ----------------------------------------------------------
Beneficially         6.  Shared Voting Power            0
Owned by             ----------------------------------------------------------
Each                 7.  Sole Dispositive Power         0
Reporting            ----------------------------------------------------------
Person With          8.  Shared Dispositive Power       0
-------------------------------------------------------------------------------
      9.      Aggregate Amount Beneficially Owned by Each Reporting Person
-------------------------------------------------------------------------------
      10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
-------------------------------------------------------------------------------
      11.     Percent of Class Represented by Amount in Row (11)
      12.     Type of Reporting Person (See Instructions)
-------------------------------------------------------------------------------
              BD
-------------------------------------------------------------------------------

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Item 1.
          (a)   Name of Issuer
                Photoelectron Corporation
          (b)   Address of Issuer's Principal Executive Offices
                5 Forbes Road, Lexington, MA 02421

Item 2.
          (a)   Name of Person Filing
                Generic Trading of Philadelphia, LLC
          (b) Address of Principal Business Office or, if none, Residence 1270 Ave. of Americas, 12th Floor, NY, NY 10020
          (c)   Citizenship
                Delaware Corporation
          (d)   Title of Class of Securities
                Common
          (e)   CUSIP Number 719320103

Item 3. If this statement is filed pursuant to 'SS''SS'240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
          (a)   [X]  Broker or dealer registered under section 15 of the Act
                     (15 U.S.C. 78o).
          (b)   [ ]  Bank as defined in section 3(a)(6) of the Act
                     (15 U.S.C. 78c).
          (c)   [ ]  Insurance company as defined in section 3(a)(19) of the
                     Act (15 U.S.C. 78c).
          (d)   [ ]  Investment company registered under section 8 of the
                     Investment Company Act of 1940 (15 U.S.C. 80a-8).
          (e)   [ ]  An investment adviser in accordance
                     with 'SS'.240.13d-1(b)(1) (ii)(E);





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          (f)   [ ]  An employee benefit plan or endowment fund in accordance with 'SS' 240.13d-1(b)(1)(ii)(F);
          (g)   [ ]  A parent holding company or control person in accordance with 'SS' 240.13d-1(b)(1)(ii)(G);
          (h)   [ ]  A savings associations as defined in Section 3(b) of the
                     Federal Deposit Insurance Act (12 U.S.C. 1813);
          (i)   [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
          (j)   [ ]  Group, in accordance with 'SS' 240.13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
          (a)   Amount beneficially owned: 425,100.
          (b)   Percent of class: 5.01%.
          (c)   Number of shares as to which the person has:
                  (i)  Sole power to vote or to direct the vote 425,100.
                 (ii)  Shared power to vote or to direct the vote      0
                                                                   -----.
                (iii)  Sole power to dispose or to direct the disposition of
                              0
                         ------.
                 (iv)  Shared power to dispose or to direct the
                       disposition of      0
                                      ------.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see 'SS' 240.13d3(d)(1).

Item 5.   Ownership of Five Percent or Less of a Class

          Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not Applicable





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Item 7. Identification and Classification of the Subsidiary Which Acquired the
        Security Being Reported on By the Parent Holding Company

        Not Applicable

Item 8.   Identification and Classification of Members of the Group

          Not Applicable

Item 9.   Notice of Dissolution of Group

          Not Applicable

Item 10.  Certification

          Not Applicable




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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    1/11/2001
                                           ------------------------------------
                                                       Date

                                                    Ron Shear
                                           ------------------------------------
                                                    Signature

                                              Ron Shear/President
                                           ------------------------------------
                                                   Name/Title



                          STATEMENT OF DIFFERENCES


The section symbol shall be expressed as.................................'SS'